CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights”, “Financial Statements” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in the Registration Statement (Form N-2, No. 811-21043) of Pioneer High Income Fund, Inc. (formerly Pioneer High Income Trust), and to the incorporation by reference of our report, dated May 27, 2021, on Pioneer High Income Fund, Inc., included in the Annual Report to Shareholders for the fiscal year ended March 31, 2021.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 17, 2021